Exhibit 10.8

EXECUTION VERSION

SPIRIT FINANCE CORPORATION

REDFORD HOLDCO, LLC

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 20, 2011, by and among Spirit Finance Corporation (the “Company”), Redford Holdco, LLC (“Holdco”), (each, an “Employer,” and collectively, the “Employers”) and Thomas H. Nolan, Jr. (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the Chief Executive Officer of the Company; and

WHEREAS, Holdco desires to employ the Employee in an executive officer role at Holdco; and

WHEREAS, the Company, Holdco and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company and Holdco.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. CONTRACT TERM.

(a) PRE-EMPLOYMENT CONSULTING PERIOD.

(i) From the date hereof through the “Employment Effective Date” (as defined in Section 1(b) hereof) (the “Consulting Period”), the Employee shall perform such consulting services as are reasonably requested by the Company from time to time; provided that the Company will endeavor to accommodate the Employee’s other obligations during the Consulting Period and that any services performed in excess of eight days in any four-week period will be at the discretion of the Employee (it being understood that there will be no maximum number of days during any four-week period during which the Employee may provide services to the Company). During the Consulting Period, the Employee may perform the required services by phone, by in-person attendance at meetings, by participating in strategic planning sessions or industry-related events, or in such other manner and at such other time or place as reasonably requested by the Company; provided that, to the extent that the Company does not require the Employee to perform the required services from a specific location, the Employee may perform such services at a location of the Employee’s choice so long as the Employee is available to report by telephone or in person as reasonably requested by the Company. The Consultant shall report directly to the Chairman of the Board of Directors of the Company (the “Board”) during the Consulting Period (it being understood, however, that the Employee may be contacted by other members of the Board from time to time, and the Employee shall conduct such conversations with such members of the Board as the Employee determines to be necessary and appropriate).

(ii) During the Consulting Period, the Employee shall be entitled to receive a daily fee of $2,800, payable on a monthly basis in arrears. In addition, upon presentation of appropriate documentation, the Employee shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the Employee’s performance of services during the Consulting Period, including, but not limited to, lodging and reasonable travel expenses between the Employee’s residence and the Company’s premises or industry-related events where the Employee performs services.

(iii) The Employee acknowledges and agrees that the Employee’s status at all times during the Consulting Period shall be that of an independent contractor, and that the Employee may not, at any time during the Consulting Period, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section l(a)(ii) hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Employee further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder during the Consulting Period is the Employee’s sole and complete responsibility and that the Employee will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Employee also agrees that during the Consulting Period, the Employee shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

(iv) The Consulting Period may be terminated by either party hereto at any time and for any reason, with or without notice, and shall automatically terminate on the Employment Effective Date as contemplated by the first sentence of Section 1(b) hereof. Upon termination of the Consulting Period for any reason, the Employee shall not be entitled to any compensation whatsoever in respect of the Consulting Period, except for any earned and accrued but unpaid consulting fees in accordance with Section l(a)(ii) hereof. Upon the Employee’s commencement of full-time employment with the Company on the Employment Effective Date, the provisions of this Sections 1(a) shall cease to be applicable and shall have no further legal force or effect whatsoever. In the event that the Employee does not commence full-time employment with the Company within the timeframe contemplated by the first sentence of Section 1(b) hereof for any reason, this Agreement shall immediately terminate and shall cease to have any further legal force or effect whatsoever.

(b) EMPLOYMENT TERM. The Employers agree to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing on September 4, 2011 or such earlier date as the Company and the Employee mutually agree (the “Employment Effective Date”). On each anniversary of the Employment Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods; provided, however, that the Company and Holdco, on the one hand, or the Employee, on the other hand, may elect not to extend this Agreement by giving written notice to the other party(ies) at least thirty (30) days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. The period of time between the Employment Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

2. POSITION AND DUTIES.

(a) GENERAL. During the Employment Term, the Employee shall serve as the Chief Executive Officer of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time in writing by the Board that are not inconsistent with the Employee’s position with the Company. All Company functions shall report directly or indirectly to the Employee. During the Employment Term, the Employee shall also serve in an executive officer role at Holdco. In this capacity, the Employee shall be primarily responsible for oversight of activities related to a “Realization Event” (as defined in Section 4(b)(ii)(C) hereof) and such other responsibilities as may reasonably be assigned to the Employee from time to time in writing by the Board of Directors of Holdco (“Holdco Board”) that are not inconsistent with the Employee’s position with the Company and Holdco. The Employee’s principal place of employment with the Company shall be in the Company’s corporate office to be established in New York, New York. Such office shall be in a location and of a size and furnished and staffed at a level that is customary and appropriate for an organization of the size and scope of the Company. The parties contemplate, however, that the Employee will spend substantial time in accordance with the needs of the business at the Company’s headquarters in Scottsdale, Arizona (it being understood that the exact time allocation shall be determined in the good-faith discretion of the Employee). The Employee shall report directly and exclusively to the Board with respect to the Employee’s position with the Company and directly and exclusively to the Holdco Board with respect to the Employee’s position with Holdco,

(b) OTHER ACTIVITIES. During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company and Holdco, provided that the foregoing shall not prevent the Employee from (i) with prior written notice to the Board, serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict. It is understood that the Employee is, as of the date hereof, under consideration for a position as member of board of directors of a public company, and consent is hereby granted to serve on such board should such position be offered so long as such service does not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

(c) BOARD MEMBERSHIP. The Board and the Holdco Board shall take such action as may be necessary to appoint or elect the Employee as Chairman of the Board and as a member of the Holdco Board as of the Employment Effective Date, and, subject to the requirements of applicable law or the reasonable discretion of the Company’s underwriters in connection with an “IPO” (as defined in Section 4(b)(ii)(B) hereof), to re-appoint or re-elect the Employee to such positions throughout the Employment Term.

3. BASE SALARY. During the Employment Term, the Company agrees to pay the Employee a base salary at an annual rate of not less than $700,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board. The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. INCENTIVE COMPENSATION.

(a) ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”), based on a target bonus opportunity of 150% of the Employee’s Base Salary and a maximum bonus opportunity of 200% of the Employee’s Base Salary, upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. It is expected that such performance criteria will be based on both financial and non-financial goals, will be set in consultation with the Employee, and may be set at any point during the calendar year (it being intended that such criteria will be established during the Company’s annual budgeting process). The Board shall reserve the right to adjust the applicable performance criteria during the calendar year (it being understood that any such adjustment shall only be implemented, if, in the reasonable judgment of the Board, it is determined to be necessary to adapt to changing circumstances, and not with the intention of increasing the difficulty of achieving the applicable performance criteria). The Company expects that the Board will formally review performance at least annually in consultation with the Employee. The Employee’s Annual Bonus for a calendar year shall be determined by the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Employee in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment. Notwithstanding the foregoing, the Employee shall be entitled to receive a guaranteed minimum Annual Bonus for calendar year 2011 in an amount equal to $400,000, payable in 2012 at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as provided in Section 7(d) hereof) (the “Guaranteed 2011 Bonus”).

(b) SUCCESS AWARD.

(i) Within thirty (30) days following the Employment Effective Date, Holdco shall grant to the Employee an equity interest in Holdco consisting of restricted non-incentive units (A) to become vested either (I) 50% immediately upon the first “Realization Event” (as defined in Section 4(b)(ii)(C) hereof) to occur on or prior to December 31, 2012 and while the

Employee remains in the continued employment of the Company (it being understood that such award will be subject to any applicable underwriters’ lock-up period) with the remainder becoming vested in three equal annual installments on each anniversary of such Realization Event, subject to continued employment on each applicable vesting date, if such Realization Event is an “IPO” (as defined in Section 4(b)(ii)(B) hereof) (except as provided in Section 7(d) hereof), or (II) immediately upon the first Realization Event to occur on or prior to December 31, 2012 and while the Employee remains in the continued employment of the Company, if such Realization Event is a “Change in Control” (as defined in Section 4(b)(ii)(A) hereof), (B) to become fully vested upon the occurrence of a subsequent Change in Control while the Employee remains in the continued employment of the Company, if such Realization Event is an IPO, (C) to be comprised of an aggregate number of securities of Holdco equal in size to the number of non-incentive units of Holdco having a fair market value equal to $6,000,000 as of the Employment Effective Date (as determined by the Holdco Board in its good-faith discretion in consultation with the Employee), and (D) to be subject to such other terms and conditions as are set forth in the Amended and Restated Limited Liability Company Agreement of Holdco dated August 1, 2007 (as the same may be amended from time to time) (the “LLC Agreement”) and the “Stockholder Rights Agreement” (as defined in the LLC Agreement). The Employee shall be classified as an investor member of Holdco for purposes of the award contemplated under this Section 4(b), and upon acceptance of the of the award contemplated under this Section 4(b), the Employee shall join and become a party to the LLC Agreement and the Stockholder Rights Agreement. Any certificates evidencing the restricted non-incentive units contemplated under this Section 4(b) (if such units are certificated) shall be held by the Company for the benefit of the Employee. Notwithstanding the foregoing, in the event that the Employee does not commence full-time employment with the Company within the timeframe contemplated by the first sentence of Section 1(b) hereof for any reason and/or a Realization Event does not occur on or prior to December 31, 2012 and while the Employee remains in the continued employment of the Company, the Employee’s rights under this Section 4(b)(i) shall immediately terminate and the entire award contemplated under this Section 4(b)(i) shall be automatically forfeited by the Employee without any further action of the Company or Holdco and without any consideration being paid to the Employee in respect thereof.

(ii) For purposes of this Section 4(b), the following terms shall have the meanings set forth below.

(A) “Change in Control” shall mean: (i) any person, entity or affiliated group, excluding any employee benefit plan of Holdco or the Company or any of their respective securityholders as of the Employment Effective Date, acquiring more than 50% of the then outstanding voting securities of Holdco or the Company; (ii) the consummation of any merger or consolidation of Holdco or the Company into another business entity, such that the holders of the voting securities of Holdco or the Company immediately prior to such merger or consolidation own less than 50% of the combined voting power of the securities of the surviving entity or the parent of such surviving entity; (iii) the complete liquidation of Holdco or the Company or the sale or disposition of all or substantially all of Holdco’s or the Company’s assets, such that after the transaction, the holders of the voting securities of Holdco or the Company immediately prior to the transaction hold less than 50% of the voting securities of the acquiror or the parent of the acquiror; or (iv) the members of the board of directors of Holdco or the Company at the beginning of any consecutive 24-calendar month period commencing on or after the

Employment Effective Date cease for any reason other than death to constitute at least a majority of the members of any such board; provided that any director whose election was approved by a vote of at least a majority of the members of the board then still in office who were members of such board at the beginning of such 24-calendar-month period shall not trigger a Change in Control under this clause (iv).

(B) “IPO” shall mean an underwritten sale to the public of equity securities of Holdco or any of its successors or subsidiaries, pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 (or any successor form); provided, however, that an IPO shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of securities to the existing unitholders of Holdco (at such time) or their affiliates or on Form S-4 or Form S-8 (or any successor forms).

(C) “Realization Event” shall mean the occurrence of a Change in Control or an IPO.

(c) LONG-TERM INCENTIVE AWARDS. During the Employment Term, the Employee shall be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company or Holdco. It is expected that the Employee will receive annual long-term incentive awards consistent with persons in similar capacities in similarly sized companies. The Company and the Employee intend that any long-term incentive awards granted to the Employee shall be separate and distinct from the award contemplated under Section 4(b) hereof, and that the amount of any such long-term incentive awards shall not be affected by the award contemplated under Section 4(b) hereof.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATION TIME. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS AND TRAVEL EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business and travel expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder, including, but not limited to, lodging and reasonable travel expenses between the Employee’s residence and the Employer’s premises where the Employee performs services (but after the Employee relocates the Employee’s residence to the New York City metropolitan area, only if such premises is other than the Employee’s principal place of employment as set forth in Section 2(a) hereof).

(d) MOVING EXPENSES. During the Employment Term, upon presentation of reasonable substantiation and documentation, the Employee shall be reimbursed by the Company for reasonable expenses incurred on or prior to December 31, 2012 in connection with relocating the Employee, the Employee’s family and the Employee’s household goods and vehicles to the New York City metropolitan area, including house hunting trips, lodging, travel, closing costs and commissions and other customary costs of moving, up to a maximum of $100,000.

(e) LEGAL FEES. The Employee’s reasonable legal fees and expenses incurred in connection with the negotiation of this Agreement and related documentation shall be reimbursed by the Company.

6. TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred, sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company or Holdco to the Employee of a termination for Cause. “Cause” shall mean:

(i) the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company or Holdco;

(ii) the Employee’s repeated failure to perform the Employee’s lawful duties to the Company or Holdco or to follow the lawful written directives of the Board or the Holdco Board (other than as a result of death or physical or mental incapacity);

(iii) the Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) the Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s or Holdco’s property;

(v) the Employee’s use of illegal drugs or the Employee’s abuse of alcohol that, in either case, materially impairs the Employee’s ability to perform the Employee’s duties contemplated hereunder;

(vi) the Employee’s material breach of any fiduciary duty owed to the Company or Holdco (including, without limitation, the duty of care and the duty of loyalty); or

(vii) the Employee’s material breach of this Agreement or a material violation of the Company’s or Holdco’s code of conduct or other written policy pursuant to which the Employee would be subject to immediate dismissal.

Any determination of Cause by the Company or Holdco will be made by a resolution approved by a majority of the members of the Board or the Holdco Board (other than the Employee, as applicable), provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to present evidence that such event is not Cause, or to cure such event (if susceptible to cure) to the satisfaction of the Board or the Holdco Board. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure shall not apply if there are habitual or repeated breaches by the Employee and there has been a previous opportunity to cure. Any notice of a termination for Cause as contemplated above shall be made within ninety (90) days following the date on which the Company and Holdco first obtain actual knowledge of the circumstances alleged to constitute a Cause event hereunder (it being understood that such circumstances may relate to a period in excess of ninety (90) days or a pattern of behavior that extends beyond a period of ninety (90) days).

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Employee to the Company and Holdco of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company and Holdco of the occurrence of one of the reasons set forth below:

(i) material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); provided that the Employee ceasing to serve as Chairman of the Board or as a member of the Board or the Holdco Board shall not constitute Good Reason hereunder if such cessation is required to comply with applicable law or is at the direction of the Company’s underwriters in connection with an IPO;

(ii) relocation of the Employee’s primary work location by more than fifty (50) miles from its then current location;

(iii) the Company’s or Holdco’s material breach of their respective obligations hereunder; or

(iv) material diminution in the Employee’s Base Salary or target Annual Bonus.

The Employee shall provide the Company and Holdco with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company and Holdco of the Employee’s voluntary termination of employment without Good Reason (which the Company and Holdco may, in their sole discretion, make effective earlier than any notice date).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 1(b) hereof.

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (x) by the Company or Holdco for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 1 (b) hereof, the Company shall pay to the Employee the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment by the Company or Holdco is terminated (x) by the Company or Holdco other than for Cause, (y) by the Employee for Good Reason, or (z) as a result of the Company’s or Holdco’s non-extension of the Employment Term as provided in Section 1(b) hereof, the Company shall pay or provide the Employee with the following: (i) the Accrued Benefits; and (ii) subject to the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, (A) an amount equal to the Employee’s monthly Base Salary rate (but not as an employee), paid monthly for a period of twenty-four (24) months following such termination, (B) a lump sum cash payment in an amount equal to $1,000,000, payable within sixty (60) days following such termination, (C) full vesting of the award contemplated under Section 4(b) hereof, if a Realization Event has previously occurred during the Employment Term and on or prior to December 31, 2012 (otherwise such award shall be immediately forfeited as provided in the last sentence of Section 4(b)(i) hereof), and (D) if such termination occurs on or after December 31, 2011, the Guaranteed 2011 Bonus, payable in calendar year 2012 and within sixty (60) days following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 20 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) CODE SECTION 280G. To the extent that any amount or benefit that may be paid or otherwise provided to or in respect of the Employee by the Company, Holdco or any affiliated company, whether pursuant to this Agreement or otherwise, exceeds the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) such that an excise tax would be imposed under Section 4999 of the Code, the provisions of Exhibit A attached hereto shall be applicable.

(f) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company or Holdco, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(g) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company, Holdco or any of their respective affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

8. RELEASE; NO MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit B attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer or self-employment. Subject to the provisions of Section 20(b)(v) hereof, the Company’s obligations to pay the Employee amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or any of its affiliates.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Employee’s employment with the Company and Holdco, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, Holdco or any of their respective affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company and Holdco, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s, Holdco’s and their respective subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company and Holdco (or any predecessors). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee, (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that, except to the extent disclosure by the Company or Holdco or any of their affiliates is contemplated in connection with a potential Realization Event, the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Except to the extent disclosure by the Company or Holdco or any of their affiliates is made in connection with a potential Realization Event, the terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 9 who, in each case, agree to keep such information confidential.

(b) NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a “Competitive Business” (as defined below) will result in irreparable harm to the Company and Holdco, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, Holdco and their respective affiliates, (iii) in the course of the Employee’s employment by a Competitive Business, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company, Holdco and their respective affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, and (v) the Employee has generated and will continue to generate goodwill for the Company, Holdco and their respective affiliates in the course of the Employee’s employment. Accordingly, during the Employee’s employment hereunder and for a period of twenty-four (24) months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competitive Business on the date of termination or in which the Company or Holdco or their respective affiliates have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or Holdco conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a Competitive Business, so long as the Employee has no active participation in the business of such corporation. For purposes hereof, the term “Competitive Business” shall mean any business involved in the triple net real estate investment trust industry.

(c) NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment hereunder and for a period of twenty-four (24) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company, Holdco or any of their respective affiliates to purchase goods or services then sold by the Company, Holdco or any of their respective affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company, Holdco or any of their respective affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or Holdco, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, Holdco or any of their respective affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of three (3) months thereafter. Notwithstanding the foregoing, the provisions of this Section 9(c) shall not be violated by general advertising or solicitation not specifically targeted at Company or Holdco-related persons or entities.

(d) NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company, Holdco or their respective officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Employee’s duties to the Company and Holdco while the Employee is employed by the Company and Holdco. The Company and Holdco agree to direct the members of their respective boards of directors and their executive officers, while employed by the Company or Holdco or serving as a director of the Company or Holdco, not to make negative comments or otherwise disparage the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s and Holdco’s directors and executive officers shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company and Holdco.

(e) INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company or Holdco resources and/or within the scope of the Employee’s work with the Company or Holdco or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company or Holdco, and that are made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company or Holdco, or (B) suggested by any work that the Employee performs in connection with the Company or Holdco, either while performing the Employee’s duties with the Company or Holdco or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company or Holdco, shall belong exclusively to the Company and Holdco (or their designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company and Holdco, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company and Holdco. The Records shall be the sole and exclusive property of the Company and Holdco, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s or Holdco’s request. The Employee will assign to the Company or Holdco the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company or Holdco

(or their designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company or Holdco to perfect, record, enforce, protect, patent or register the Company’s or Holdco’s rights in the Inventions, all without additional compensation to the Employee from the Company or Holdco. The Employee will also execute assignments to the Company or Holdco (or their designee) of the Applications, and give the Company, Holdco and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s and Holdco’s benefit, all without additional compensation to the Employee from the Company or Holdco, but entirely at the Company’s or Holdco’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Holdco, and the Employee agrees that the Company and Holdco will be the sole owners of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company or Holdco, the Employee hereby irrevocably conveys, transfers and assigns to the Company and Holdco, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company or Holdco that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company or Holdco.

(f) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company or Holdco for any reason (or at any time prior thereto at the Company’s or Holdco’s request), the Employee shall return all property belonging to the Company, Holdco or its affiliates (including, but not limited to, any Company or Holdco-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company or Holdco). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company and Holdco assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company, Holdco and their respective affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, Holdco and their respective affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company’s and Holdco’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9,

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 and Section 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and Holdco, and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from an Employer (including outside counsel), the Employee agrees that while employed by the Employers and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Employers, and will provide reasonable assistance to the Employers, their affiliates and their respective representatives in defense of all claims that may be made against an Employer or its affiliates, and will assist the Employer and its affiliates in the prosecution of all claims that may be made by an Employer or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Employers and does not unreasonably interfere with Employee’s subsequent employment or self-employment. The Employee agrees to promptly inform the Employer if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Employer or its affiliates. The Employee also agrees to promptly inform the Employer (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Employer or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10, and, after the Employment Term shall pay Employee a daily fee of $2,800 for any day in which the Employee’s services under this Section 10 are utilized; provided that no such payment shall be required under this Section 10 during any period in which severance is being paid to the Employee pursuant to Section 7(d) hereof.

11. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s and Holdco’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and Holdco shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Employee of Section 9 or Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease.

12. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company and Holdco may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or Holdco, as applicable; provided that the Company or Holdco shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Holdco would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” and “Holdco” shall mean the Company and Holdco, respectively, and any successor to their respective businesses and/or assets, which assumes and agrees to perform the duties and obligations of the Company or Holdco under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Spirit Finance Corporation

14631 N. Scottsdale Road

Suite 200

Scottsdale, Arizona 85254

Attention: Board of Directors

If to Holdco:

Redford Holdco, LLC

14631 N. Scottsdale Road

Suite 200

Scottsdale, Arizona 85254

Attention: Board of Directors

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company or Holdco, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company, Holdco or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company or Holdco may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s employment by the Company, Holdco or any affiliate of the Company or Holdco, or the Employee’s or the Company’s or Holdco’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s or Holdco’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

18. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company and Holdco as may be designated by the Board and the Holdco Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company and Holdco with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

19. REPRESENTATIONS. The Employee represents and warrants to the Company and Holdco that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. The Company and Holdco each represent and warrant to the Employee that they are duly authorized to enter into this Agreement and to perform all of their respective obligations in accordance with its terms.

20. TAX MATTERS.

(a) WITHHOLDING. The Company and/or Holdco may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from, and, to the extent not exempt, in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company and Holdco of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company or Holdco be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee’s right, to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPIRIT FINANCE CORPORATION

By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Director

REDFORD HOLDCO, LLC

By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Director

EMPLOYEE

/s/ Thomas H. Nolan, Jr.
Thomas H. Nolan, Jr.

Employment Agreement Signature Page

EXHIBIT A

SECTION 280G PROVISIONS

This Exhibit A sets forth the terms and provisions applicable to the Employee pursuant to the provisions of Section 7(e) of the Agreement. This Exhibit A shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit A shall have the meanings set forth in the Agreement.

1.	Change in Control Prior to Publicly Traded Equity of Company. So long as the Company and Holdco are described in Section 280G(b)(5)(A)(ii)(I) of the Code, in the event that any payment that is either received by the Employee or paid by the Company on the Employee’s behalf or any property, or any other benefit provided to the Employee under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Employee’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company and Holdco each shall, with respect to such Company Payments, use their best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the Company Payments will be subject to such Excise Tax. In the event that a vote satisfying the requirements of Section 280G(b)(5) of the Code is not obtained for any reason, then the Employee will be entitled to receive a portion of the Company Payments having a value equal to $1 less than three (3) times the Employee’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code). Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (i) any cash severance payable by reference to the Employee’s base salary or annual bonus; (ii) any other cash amount payable to the Employee; (iii) any benefit valued as a “parachute payment;” and (iv) acceleration of vesting of any equity award.

2.	Change in Control Upon or Following Publicly Traded Equity of Company. In the event that Company Payments become payable to the Employee during any period in which the Company or Holdco is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, the following shall apply:

(a)	In the event that such Company Payments will be subject to the Excise Tax, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax or Excise Tax upon the Gross-Up Payment provided for by this clause 2(a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b)	For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) are not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Company shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee. The determination of the Accountants shall be final and binding upon the Company and the Employee.

(c)	For purposes of determining the amount of the Gross-Up Payment, the Employee’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Employee to the Excise Tax occurs shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Employee shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Employee), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess imposed by the applicable taxing authority) promptly after the amount of such excess is finally determined.

(d)

The Gross-Up Payment or portion thereof provided for in clause 2(c) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects the Employee to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause 2(c) above, as soon as the amount thereof can reasonably be determined. Subject to clauses 2(c) and 2(h) of this Exhibit A, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)	The Employee shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by the Employee to give such notice promptly shall not result in a waiver or forfeiture of any of the Employee’s rights under this Exhibit A except to the extent of actual damages suffered by the Company as a result of such failure. If the Company notifies the Employee in writing within fifteen (15) days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Employee its ability to pay any resulting Gross-Up Payment), the Employee shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Employee;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice the Employee’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest (including but not limited to those of the Employee’s personal counsel) and shall indemnify and hold the Employee harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(f)	The Company shall be responsible for all charges of the Accountants.

(g)	The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(h)	Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

(i)	Notwithstanding the foregoing, any payment or reimbursement made pursuant to this clause 2 shall be paid to the Employee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Employee or as otherwise provided under Treasury Regulation §1.409A-3(i)(l)(v).

3.	The provisions of this Exhibit A shall survive the termination of the Employee’s employment with the Company for any reason and any amount payable under this Exhibit A shall be subject to the provisions of Sections 20 of the Agreement.

EXHIBIT B

GENERAL RELEASE

I, Thomas H. Nolan, Jr., in consideration of and subject to the performance by Spirit Finance Corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of June 20, 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities (including, without limitation, Redford Holdco, LLC) and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7(d)(ii) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

10. I hereby acknowledge that Sections 7 through 13, 15, 17, 18 and 20 of the Agreement shall survive my execution of this General Release.

11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Thomas H. Nolan, Jr.

B-4